Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES

THIRD QUARTER 2017 FINANCIAL RESULTS

TOANO, Va., October 31, 2017 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the third quarter and nine months ended September 30, 2017.

Third Quarter Results

Net sales for the third quarter of 2017 increased $13.1 million, or 5.4%, to $257.2 million from $244.1 million in the third quarter of 2016. Net sales in comparable stores increased $9.3 million, or 3.8%, driven by a 3.0 % increase in the average sale and a 0.8% increase in the number of customers invoiced. Merchandise sales in comparable stores grew 1.8% in the quarter. Net sales in non-comparable stores increased $3.8 million. The Company opened three stores during the third quarter of 2017 and closed one, bringing the total store count to 387 as of September 30, 2017.

Gross profit increased 20.9% in the third quarter of 2017 to $92.7 million from $76.7 million in the comparable period in 2016. Gross margin increased to 36.0% in the third quarter of 2017 from 31.4% in the third quarter of 2016. This improvement was driven by the higher mix of vinyl products that carry higher margins, improved margins in the Company’s wood and bamboo categories due to reduced clearance sales, lower transportation costs and lower inventory obsolescence. These factors were slightly offset by the increased mix of installation services that carry slightly lower margins than the Company’s merchandise.

SG&A expenses increased 9.2% in the third quarter of 2017 to $110 million from $100.7 million in the comparable period in 2016. SG&A was negatively impacted in the quarter by an $18 million increase to the Company’s reserve for the execution of the Memorandum of Understanding (“MOU”) in connection with the MDL and Abrasion MDL, incremental legal and professional fees, and the impairment of assets related to a vertical integration initiative the Company has discontinued. The same period in the prior year was negatively impacted by incremental legal and professional fees, costs related to the settlement of the securities class action previously disclosed (the “Securities Class Action”) and other minor items. Excluding these items from both periods, SG&A decreased by approximately $1.9 million in the three months ended September 30, 2017 as compared to the same period in the prior year, primarily driven by a $2.8 million decrease in advertising and partially offset by a $0.9 million increase in payroll and other operating items.

Operating loss for the three months ended September 30, 2017 was $17.3 million compared to an operating loss of $24 million in the comparable period in 2016. Operating loss as a percent of net sales was (6.7)% and (9.8)% for the three months ended September 30, 2017 and 2016, respectively. Operating loss was negatively impacted by an increase in the Company’s reserve for the execution of the MOU in connection with the MDL and Abrasion MDL and incremental legal and professional fees in the quarter. The same period in the prior year was negatively impacted by incremental legal and professional fees and costs related to the settlement of the Securities Class Action. These items, along with other smaller non-recurring items, are described in a supplemental table below. Excluding the items shown in that table from both periods, operating income was approximately $5.1 million for the three months ended September 30, 2017 as compared to an operating loss of approximately $12.8 million in the same period in the prior year, with the improvement driven by revenue growth, improved gross margin and lower SG&A as discussed above.

Net loss for the three months ended September 30, 2017 was $18.9 million, resulting in a loss of $0.66 per diluted share, compared to a net loss of $18.4 million, resulting in a loss of $0.68 per diluted share, for the three months ended September 30, 2016.

At September 30, 2017, the Company had approximately $115 million in immediate liquidity, comprised of cash and cash equivalents and availability under its revolving credit facility. The Company had $32 million outstanding on its revolving credit facility at September 30, 2017.

Dennis Knowles, Chief Executive Officer, commented, “We saw continued growth in sales and positive comp store growth for the fifth consecutive quarter. That is despite the unusually severe hurricane season that we believe had a slight negative impact on net sales in some of our stores. A lot of credit should be given to our associates directly impacted by these storms. Their resiliency and commitment were inspiring, and our customers appreciated their responsiveness. We saw gross margin expansion as well as improvement in operating results on an adjusted basis. We remain confident in the long-term strength of our unique business model, our value proposition, and the investments we have made in the capabilities of our people.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on October 31, 2017, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through November 6, 2017 and may be accessed by dialing (844) 512-2921 or (412) 317-6671 and entering pin number 13668554. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.LumberLiquidators.com.

About Lumber Liquidators

With over 385 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate, resilient vinyl and wood-look ceramic tile. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENT

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements in this press release may include, without limitation, statements regarding legal matters and settlement discussions including those about the MOU, the terms of and compliance with the Plea Agreement with the Department of Justice (the “Plea Agreement”) and the associated environmental compliance plan (the “Lacey Compliance Plan”), the Company’s ability to borrow under its asset-based revolving credit facility, elevated levels of legal and professional fees, costs associated with the Products Liability Cases, costs associated with antidumping and countervailing duties, levels of payroll and stock-based compensation expense, sales growth, comparable store net sales, number of stores providing installation services, impact of cannibalization, impact of inflation, price changes, inventory availability and inventory per store, inventory valuation, earnings performance, margins, return on invested capital, advertising costs, costs to administer the Company’s indoor air quality testing program, intention to conduct additional investigation and reviews in connection with certain consumers’ indoor air quality tests, strategic direction, the scale of the expansion of and transition to the Company’s laminate products sourced from Europe and North America, supply chain, the demand for the Company’s products, benefits from an improving housing market, volatility in the housing market; construction of engineered hardwood as to not be subject to anti-dumping and countervailing duties, ultimate resolution of governmental investigations, and store openings and remodels. The Company’s actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rate; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company’s suppliers; the ability to retain and motivate Company employees; the availability of sufficient suitable hardwood; the impact on the Company if the Company is unable to maintain quality control over its products; the cost and effect on the Company’s reputation of, and consumers’ purchasing decisions in connection with, unfavorable allegations surrounding the product quality of the Company’s laminates sourced from China; the terms of and compliance with the voluntary measures associated with the settlement agreement with the California Air Resources Board; the terms of and compliance with the corrective action plan associated with the settlement agreement with the Consumer Product Safety Commission; changes in international trade laws and treaties; the Company’s suppliers’ ability to meet its quality assurance requirements; disruption in the Company’s suppliers’ abilities to supply needed inventory; the impact on the Company’s business of its expansion of laminate products sourced from Europe and North America and the flooring industry’s demand for product from these regions; disruptions or delays in the production, shipment, delivery or processing through ports of entry; the strength of the Company’s competitors and their ability to increase their market share; slower growth in personal income; the number of customers requesting and cost associated with addressing the Company’s indoor air quality testing program; the ability to collect necessary additional information from applicable customers in connection with indoor air quality test results; changes in business and consumer spending and the demand for the Company’s products; the impact of inclement weather, natural disasters and other calamities, including hurricanes; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the Company’s ability to offset the effects of the rate of inflation, if higher than expected; the demand for and profitability of installation services; changes in the scope or rates of any antidumping or countervailing duty rates applicable to the Company’s products; the duration, costs and outcome of pending or potential litigation or governmental investigations; ability to successfully and timely implement the Lacey Compliance Plan; ability to make timely payments pursuant to the terms of the Plea Agreement; ability to borrow under its asset-based revolving credit facility; ability to reach an appropriate resolution in connection with the governmental investigations; uncertainty regarding the disposition of the laminate flooring sourced from China and costs and/or benefits associated with such disposal; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2016.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except per share data)

	September 30,	December 31,
	2017	2016
Assets
Current Assets:
Cash and Cash Equivalents	$18,857	$10,271
Merchandise Inventories	252,949	301,892
Prepaid Expenses	8,924	5,367
Refundable Income Taxes	823	31,429
Other Current Assets	4,136	5,346
Total Current Assets	285,689	354,305
Property and Equipment, net	102,221	115,004
Goodwill	9,693	9,693
Other Assets	5,330	3,542
Total Assets	$402,933	$482,544

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$40,190	$120,647
Customer Deposits and Store Credits	39,843	32,639
Accrued Compensation	10,852	9,193
Sales and Income Tax Liabilities	6,237	4,249
Accrual for Multidistrict Litigation	36,000	—
Other Current Liabilities	21,959	19,984
Total Current Liabilities	155,081	186,712
Revolving Credit Facility	32,000	40,000
Deferred Tax Liability	3,002	3,798
Other Long-Term Liabilities	19,086	21,142
Total Liabilities	209,169	251,652

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 31,389 and 31,102 shares issued and 28,485 and 28,249 shares outstanding, respectively)	31	31
Treasury Stock, at cost (2,904 and 2,853 shares, respectively)	(140,785)	(139,420)
Additional Paid-in Capital	207,450	202,700
Retained Earnings	128,225	169,037
Accumulated Other Comprehensive Loss	(1,157)	(1,456)
Total Stockholders’ Equity	193,764	230,892
Total Liabilities and Stockholders’ Equity	$402,933	$482,544

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2017	2016	2017	2016

Net Sales	$257,185	$244,082	$769,074	$715,687
Cost of Sales	164,499	167,393	492,133	492,305
Gross Profit	92,686	76,689	276,941	223,382
Selling, General and Administrative Expenses	109,962	100,661	314,512	307,797
Operating Loss	(17,276)	(23,972)	(37,571)	(84,415)
Other Expense	377	168	1,405	450
Loss Before Income Taxes	(17,653)	(24,140)	(38,976)	(84,865)
Income Tax Expense (Benefit)	1,262	(5,702)	1,836	(21,795)
Net Loss	$(18,915)	$(18,438)	$(40,812)	$(63,070)
Net Loss per Common Share—Basic	$(0.66)	$(0.68)	$(1.44)	$(2.32)
Net Loss per Common Share—Diluted	$(0.66)	$(0.68)	$(1.44)	$(2.32)
Weighted Average Common Shares Outstanding:
Basic	28,454	27,197	28,380	27,132
Diluted	28,454	27,197	28,380	27,132

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended
	September 30,
	2017	2016
Cash Flows from Operating Activities:
Net Loss	$(40,812)	$(63,070)
Adjustments to Reconcile Net Loss:
Depreciation and Amortization	13,038	13,183
Stock-based Compensation Expense	3,563	4,478
Stock-based Portion of Provision for Securities Class Action	—	19,670
Impairment and Loss on Disposal of Fixed Assets	1,491	389
Changes in Operating Assets and Liabilities:
Merchandise Inventories	48,277	(9,715)
Accounts Payable	(78,861)	19,869
Customer Deposits and Store Credits	7,288	(1,079)
Prepaid Expenses and Other Current Assets	33,144	(28,698)
Accrual for Multidistrict Litigation	36,000	—
Other Assets and Liabilities	(1,882)	34,751
Net Cash Provided by (Used in) Operating Activities	21,246	(10,222)
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(5,514)	(8,268)
Other Investing Activities	819	575
Net Cash Used in Investing Activities	(4,695)	(7,693)
Cash Flows from Financing Activities:
Borrowings on Revolving Credit Facility	35,000	17,000
Payments on Revolving Credit Facility	(43,000)	(17,000)
Payments on Capital Lease Obligations	(351)	—
Payments on Financed Insurance Obligations	(367)	—
Payments for Debt Issuance Costs	—	(931)
Other Financing Activities	(18)	125
Net Cash Used in Financing Activities	(8,736)	(806)
Effect of Exchange Rates on Cash and Cash Equivalents	771	806
Net Decrease in Cash and Cash Equivalents	8,586	(17,915)
Cash and Cash Equivalents, Beginning of Period	10,271	26,703
Cash and Cash Equivalents, End of Period	$18,857	$8,788

Supplemental disclosure of non-cash operating and financing activities:
Financed Insurance Premiums	$1,346	$—

Lumber Liquidators Holdings, Inc.

Other Supporting Schedules

(Unaudited, in thousands)

Items impacting operating income (loss) with comparisons to the prior-year periods include:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Operating Loss, as reported	$(17,276)	$(23,972)	$(37,571)	$(84,415)

Gross Margin Items:
Antidumping (Income) Charges [1]	-	-	(2,797)	5,450
Indoor Air Quality Testing Program (Income) Charges [2]	-	-	(993)	6,187
Gross Margin Subtotal	-	-	(3,790)	11,637

SG&A Items:
Multidistrict Litigation [3]	18,000	-	36,000	-
Legal and Professional Fees [4]	2,940	6,321	8,838	25,028
Securities Class Action [5]	-	4,250	-	22,170
All Other [6]	1,459	580	1,459	2,800
SG&A Subtotal	22,399	11,151	46,297	49,998
Operating Income (Loss), excluding specific items above	$5,123	$(12,821)	$4,936	$(22,780)

[1]	We recognized countervailing and antidumping income of $2.8 million and costs of $5.5 million associated with applicable shipments of engineered hardwood from China for the nine months ended September 30, 2017 and 2016, respectively.
[2]	In the second quarter 2017, we reduced the reserve for estimated costs to be incurred related to our indoor air quality testing program by approximately $1 million. This reserve is recorded in other current liabilities in the condensed consolidated balance sheet.
[3]	This amount represents the charge related to our execution of the MOU in connection with the MDL and Abrasion MDL, which is described more fully in Note 7 to the condensed consolidated financial statements.
[4]	Represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.
[5]	This amount represents the net charge to earnings related to the stock-based element of our 2016 settlement in the securities class action lawsuit.
[6]	All Other in the current year represents an impairment of certain assets related to a vertical integration initiative we have discontinued; in the prior year, relates primarily to a retention initiative from 2016, and the net impact of the CARB and Prop 65 settlements.